Exhibit 10.1

THIRD AMENDMENT TO OFFICE LEASE

THIS THIRD AMENDMENT TO OFFICE LEASE (this “Third Amendment”) is entered into as of the 5th day of April, 2018 (the “Effective Date”), by and between SVT PERIMETER FOUR, L.P., a Delaware limited partnership (“Landlord”) and CHANNELADVISOR CORPORATION, a Delaware corporation (“Tenant”).

BACKGROUND:

A.    Landlord and Tenant are parties to that certain Office Lease dated August 15, 2014, as amended by that certain First Amendment to Office Lease dated December 15, 2015, and by that certain Second Amendment to Office Lease dated August 25, 2017 (as amended, the “Lease”), for the lease of approximately 136,538 rentable square feet of space (the “Existing Premises”) designated as Suites 100, 300, 400 and 500 in the building commonly known as Perimeter Four located at 3025 Carrington Mill Boulevard, Morrisville, North Carolina 27560, all as more particularly described in the Lease.

B.    Landlord and Tenant desire to enter into this Third Amendment to, among other things, amend the terms of the Lease to reduce the size of the Leased Premises.

C.    The defined terms used in this Third Amendment, as indicated by the initial capitalization thereof, shall have the same meaning ascribed to such terms in the Lease, unless otherwise specifically defined herein.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and of the mutual covenants, agreements and undertakings herein set forth and other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Reduction of Leased Premises. Effective as of 11:59 p.m. on the day immediately preceding May 1, 2018 (as same may be modified pursuant to Section 3 below, the “Premises Reduction Date”), the parties hereto agree that (i) the Lease and the Lease Term shall terminate with respect to that certain approximately 20,356 rentable square foot portion of the Existing Premises located on the third (3rd) floor of the Building and depicted on Exhibit A attached hereto (the “Give Back Space”), (ii) the Lease Term and all possessory rights of Tenant relative to the Give Back Space shall be deemed to have expired, (iii) Tenant shall deliver the Give Back Space to Landlord in the same condition that Tenant is required to deliver the Leased Premises to Landlord at the expiration of the Lease Term in accordance with the Lease, except as otherwise expressly set forth in Section 3 herein, (iv) Landlord may reenter and take possession of the Give Back Space free and clear of the Lease and all rights of Tenant thereunder, (v) Tenant shall discontinue all utility and communications services provided to the Give Back Space, to the extent that any of the foregoing are in Tenant’s name or are billed directly to Tenant, (vi) all references in the Lease to the “Leased Premises” shall be deemed to mean the Existing Premises, less the Give Back Space (the “Remaining Premises”), (vii) the Rentable Area of the Remaining Premises shall be 116,182

Exhibit 10.1

rentable square feet of space (with the portion of the Remaining Premises located on the third (3rd) floor containing 19,138 rentable square feet of space, calculated using a load factor of 11.49%, notwithstanding anything to the contrary set forth in Section 1.01(b) in the Lease), and (viii) Tenant’s Proportionate Share shall mean 60.44%.
In connection with the removal of the Give Back Space from the Existing Premises, Tenant shall pay to Landlord, as Additional Rent, concurrently with the monthly installments of Minimum Annual Rent and Additional Rent for the Remaining Premises, an amount equal to the monthly installments of Minimum Annual Rent and Additional Rent that would have been due relative to the Give Back Space had the Give Back Space remained part of the Leased Premises during the four (4) month period beginning on the Premises Reduction Date (with the monthly installments of Minimum Annual Rent being $42,086.03 per month, payable on the first (1st) day of each calendar month during the foregoing four (4) month period, beginning on the Premises Reduction Date). In addition, as a condition to the reduction in the Leased Premises contemplated herein, Tenant shall (i) reimburse Landlord for actual legal fees and other third party expenses incurred in connection with this Third Amendment, not to exceed $2,500, and (ii) pay, prior to delinquency, $87,945.35 as the total amount of all Replacement Lease Leasing Commissions due to the broker for the Replacement Tenant (as defined in Section 5 below) in connection with the Replacement Lease (as defined in Section 5 below).

2.    Rent.
(a)    Minimum Annual Rent for the Remaining Premises. Nothing herein shall alter the Minimum Annual Rent and other charges payable by Tenant under the Lease relative to the Existing Premises for the period preceding the Premises Reduction Date. From and after the Premises Reduction Date, the Minimum Annual Rent payable by Tenant relative to the Remaining Premises shall be as follows:

Time Period	Minimum Annual Rent Rate	Minimum Annual Rent for Time Period	Monthly Installments of Minimum Annual Rent
Premises Reduction Date – 10/14/18	$24.81	$(will vary based on actual Premises Reduction Date)	$240,206.29
10/15/18 – 10/14/19	$25.49	$2,961,479.18	$246,789.93
10/15/19 – 10/14/20	$26.19	$3,042,806.58	$253,567.22
10/15/20 – 10/14/21	$26.91	$3,126,457.62	$260,538.14
10/15/21 – 10/14/22	$27.65	$3,212,432.30	$267,702.69

(b)    Additional Rent. Nothing herein shall alter Tenant’s obligation to pay Additional Rent relative to the Existing Premises for the period preceding the Premises Reduction Date. From and after the Premises Reduction Date, Tenant shall continue to pay Tenant’s

Exhibit 10.1

Proportionate Share of Operating Expenses pursuant to Section 3.03 of the Lease and Section 1(viii) of this Third Amendment relative to the Remaining Premises.
3.    Surrender Provisions. Notwithstanding anything set forth in the Lease (as amended hereby) to the contrary, prior to the Premises Reduction Date, Tenant, at Tenant’s sole cost and expense, shall cause the Existing Premises to be demised with new demising walls installed to segregate the Give Back Space from the Remaining Premises consistent with the scope of work shown on Exhibit A attached hereto (the “Premises Reduction Work”) and the plans and specifications previously approved by Landlord (prepared by Alliance Architecture and dated February 28, 2018), and as required by the terms of Article 7 of the Lease. Tenant shall promptly commence the Premises Reduction Work following the date the Contingency (hereinafter defined) is satisfied, and shall diligently pursue same to completion, but in any event, shall cause the Premises Reduction Work to be completed (with appropriate certificates of occupancy issued relative to the Give Back Space as a separately demised premises) on or before the Premises Reduction Date set forth above. In the event Tenant fails to timely complete such Premises Reduction Work (including completion of customary punch list items) by the Premises Reduction Date set forth above, the Premises Reduction Date will be automatically amended to be the date that Tenant completes all such Premises Reduction Work (including completion of customary punch list items). Notwithstanding the foregoing, in the event Tenant fails to timely complete such Premises Reduction Work (including completion of customary punch list items) by the date that is sixty (60) days following the Premises Reduction Date, Landlord may terminate this Third Amendment in which case the Lease shall continue as if this Third Amendment had never been executed. Tenant shall have no obligation to remove or restore any of the demising walls, corridors, or other improvements associated with the Premises Reduction Work.
4.    Nullification of Certain Provisions. Notwithstanding anything in the Lease to the contrary, Section 17.02 of the Lease (entitled “Option to Extend”), Section 17.03 of the Lease (entitled “First Option to Expand”), Section 17.04 of the Lease (entitled “Second Option to Expand”), and Section 17.05 of the Lease (entitled “Right of First Refusal”) are hereby deleted in their entirety and of no further force or effect as to the Give Back Space only but shall remain in effect as to the Remaining Premises and for all other space outside the Leased Premises that is subject to Tenant’s options and rights under Sections 17.03, 17.04, and 17.05.
5.    Contingency. Tenant acknowledges and agrees that (i) Landlord is currently negotiating, and intends to enter into a lease agreement (the “Replacement Lease”), with the current tenant of Suite 200 in the Building (“Replacement Tenant”) relative to the Give Back Space, and (ii) Landlord would not enter into this Third Amendment if not for the intended Replacement Lease. Landlord and Tenant therefore agree that the effectiveness of this Third Amendment is in all respects contingent upon (i) Landlord and the Suite 200 tenant entering into the Replacement Lease within ten (10) business days after the Effective Date and (ii) Tenant delivering to Landlord a sum equal to $10,708.11 simultaneously upon execution of this Third Amendment (collectively, the “Contingency”). If the Contingency is not timely satisfied in accordance with the immediately preceding sentence, Landlord shall provide written notice thereof to Tenant, in which case this Third Amendment shall automatically become null and void and the Give Back Space shall continue to be subject to the Lease as if this Third Amendment had never been executed, and Landlord shall

Exhibit 10.1

credit $10,708.11 against the next due Monthly Rental Installment(s) payable by Tenant under the Lease.
6.    Ratification; Miscellaneous. All terms and conditions of the Lease, as amended hereby, are hereby ratified and shall remain in full force and effect. Tenant represents that Tenant is not aware of a default by Landlord or Tenant under the terms of the Lease. Landlord represents that Landlord is not aware of a default by Landlord or Tenant under the terms of the Lease. Landlord and Tenant represent that (i) the individuals executing this Third Amendment on behalf of Landlord and Tenant, respectively, have full authority and power to execute and deliver this Third Amendment, and (ii) this Third Amendment constitutes a valid and binding obligation on the parties hereto. This Third Amendment contains all the agreements of the parties hereto with respect to the matters contained herein, and no prior agreement, arrangement or understanding pertaining to any such matters shall be effective for any purpose. If anything contained in this Third Amendment conflicts with any terms of the Lease, then the terms of this Third Amendment shall govern and any conflicting terms in the Lease shall be deemed deleted in their entirety. This Third Amendment may be modified only by a writing executed by the parties hereto. The invalidity of any portion of this Third Amendment shall not have any effect on the balance hereof. This Third Amendment shall be binding upon the parties hereto, as well as their successors, heirs, executors and assigns. This Third Amendment shall be governed by, and construed in accordance with, North Carolina law.
7.    Counterparts. This Third Amendment may be executed in two or more counterparts. Furthermore, the parties agree that (i) this Third Amendment may be transmitted between them by electronic mail and (ii) electronic signatures shall have the effect of original signatures relative to this Third Amendment.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed as of the Effective Date.

LANDLORD:

SVT PERIMETER FOUR, L.P., a Delaware limited partnership

By:	VPTC Management Partners, LLC, a Delaware limited liability company, its Authorized Signatory

By: /s/ C. Walker Collier III
Name: C. Walker Collier III
Title: Manager

TENANT:

CHANNELADVISOR CORPORATION, a Delaware corporation

By: /s/ David Spitz
Name: David Spitz
Title: CEO

Exhibit 10.1

EXHIBIT A

DEPICTION OF GIVE BACK SPACE

CHANNEL ADVISOR
AREA = 19,138 RSF

MICROSOFT
AREA = 20,356 RSF

OPEN TO ABOVE

CHANNEL ADVISOR

MICROSOFT

PRICING NOTES:

1. NEW PARTITION IN 3-5/8" MTL. STUD, ACOUSTICAL BATT INSULATION & GWB. BOTH SIDES IN EXISTING STOREFRONT OPENING.
2. RELOCATED DOOR FROM CURRENT FINANCE AREA TO SERVE AS SUITE ENTRY DOOR WITH CARD READER.
3. EXISTING PARTITION WHERE IT SERVES AS THE NEW DEMISING WALL TO BE TAKEN TO THE DECK WITH GWB. BOTH SIDES.
4. NEW PARTITION FLOOR TO DECK IN 3-5/8" MTL. STUD, ACOUSTICAL BATT INSULATION & GWB. BOTH SIDES.
5. NEW HERCULITE GLASS SUITE ENTRY DOOR.
6. RELOCATED CONFERENCE ROOM DOOR.
7. RELOCATED 1/4" THK. CLEAR TEMP GLASS AND AL. STOREFRONT.
8. NEW FLOORING AND BASE TO MATCH EXISTING ADJACENT
9. NEW DOOR HARDWARE TO BE COMPATIBLE OR MATCH BUILDING STANDARD.
10. NEW PAINTS TO MATCH EXISTING ADJACENT.
11. ANY DISTURBED BEAMS TO BE PATCHED WITH MATCHING FIREPROOFING
12. NEW WIRING MUST BE CONCEALED IN CONDUIT AND PAINTED TO MATCH EXISTING
13. EXISTING PENDANT LIGHTS TO BE RELOCATED.
14. NEW LIGHT FIXTURES IN OFFICES TO MATCH FIXTURES ON EXISTING ADJACENT OFFICES.
15. GC TO PAINT AND FINISH WALL WHERE DOOR IS REMOVED.
16. GC TO PATCH AND FINISH FLOORING WHERE PARTITIONS ARE REMOVED.
17. GC TO PROVIDE NEW RUBBER BASE TO MATCH EXISTING ADJACENT.
18. GC TO PROVIDE FILLER BETWEEN GLASS SUITE ENTRY AND RECESSED BASE IN CORRIDOR.
19. GC TO REMOVE EXISTING CARPET, GRIND AND CLEAR SEAL CONCRETE FLOOR TO MATCH EXISTING ADJACENT.
20. GC TO LEAVE HEADER ABOVE AND DEMO WALL FOR NEW CORRIDOR. HEIGHT OF HEADER TO MATCH EXISTING DOORS IN CORRIDOR.

AREA SUMMARY:

	USF	(11.49% core factor)
Channel Advisor	17,165	19,138
Microsoft	18,258	20,356
Total	**35,423**	**39,494**